Exhibit 8.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

March 21, 2018

TriCo Bancshares

63 Constitution Drive

Chico, CA 95973

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization and Merger, dated as of December 11, 2017 (the “Merger Agreement”), by and between TriCo Bancshares, a California corporation (“TriCo”), and FNB Bancorp, a California corporation (“FNBB”). Pursuant to the Merger Agreement, FNBB will merge with and into TriCo, with TriCo surviving the merger (the “Merger”). Capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

TriCo has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the “Registration Statement”), which inclues a Joint Proxy Statement/Prospectus, in connection with the registration under the Securities Act of 1933 (the “Act”) of shares of its common stock to be issued in the Merger.

We have acted as counsel to TriCo in connection with the Merger. As such, and for purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review of any factual statements therein) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1. The Merger Agreement;

2. The Registration Statement, including the Joint Proxy Statement/Prospectus (each as amended or supplemented through the date hereof);

3. Those certain tax representation letters of even date herewith delivered to us by TriCo and by FNBB (together, the “Tax Representation Letters”); and

4. Such other instruments and documents related to the information, organization and operation of TriCo and FNBB and to the consummation of the Merger, and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

TriCo Bancshares

March 21, 2018

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by FNBB and TriCo and their management employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

(c) All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d) The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof (except for waivers not affecting the structure of the Merger or the consideration to be paid in connection therewith), and the Merger will be effective under applicable state law; and

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “THE MERGER—Material Federal Income Tax Consequences,” we are of the opinion that (1) the U.S. federal income tax consequences of the Merger to holders of FNBB common stock will be as described under “THE MERGER—Material Federal Income Tax Consequences” and (2) for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement, and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. In addition, no opinion is expressed about the federal tax treatment of the proposed Merger under other provisions of the Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Merger that are not specifically covered by the above opinions.

TriCo Bancshares

March 21, 2018

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Joint Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP